================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ATRIA COMMUNITIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            ATRIA COMMUNITIES, INC.
                            501 SOUTH FOURTH AVENUE
                                   SUITE 140
                           LOUISVILLE, KENTUCKY 40202

                                                                     May 4, 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 26, 1998, at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky.

  The Board of Directors appreciates your interest in the Company and we hope to see you at the meeting. If you are not able to attend, it is still important that your shares be represented. Please sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

                                          Sincerely yours,

                                          LOGO
                                          W. Patrick Mulloy, II
                                          Chief Executive Officer,
                                          President and Director

                            ATRIA COMMUNITIES, INC.
                            501 SOUTH FOURTH AVENUE
                                   SUITE 140
                          LOUISVILLE, KENTUCKY 40202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 26, 1998

To the Stockholders of ATRIA COMMUNITIES, INC.:

  The Annual Meeting of Stockholders of Atria Communities, Inc. will be held on Tuesday, May 26, 1998 at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky, at 9:00 a.m. (EDT), for the following purposes:

  (1) To elect two directors to serve until the Annual Meeting of Stockholders in 2001;

  (2) To consider and approve an amendment to the Atria Communities, Inc. 1996 Stock Ownership Incentive Plan;

  (3) To consider and approve an amendment to the Atria Communities, Inc. Non-Employee Directors 1996 Stock Incentive Plan; and

  (4) To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 27, 1998, will be entitled to vote at the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          LOGO
                                          W. Patrick Mulloy, II
                                          Chief Executive Officer, President
                                          and Director

                            ATRIA COMMUNITIES, INC.
                            501 SOUTH FOURTH AVENUE
                                   SUITE 140
                          LOUISVILLE, KENTUCKY 40202
                                (502) 719-1600

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 26, 1998

                              GENERAL INFORMATION

  The Annual Meeting of Stockholders (the "Annual Meeting") of Atria Communities, Inc. (the "Company" or "Atria") will be held at 9:00 a.m., EDT on Tuesday, May 26, 1998, at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky. This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting and at any adjournments thereof.

  Only stockholders of record at the close of business on March 27, 1998, are entitled to vote at the meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 501 South Fourth Avenue, Suite 140, Louisville, Kentucky. At the record date, 23,381,237 shares of the Company's common stock, par value $.10 per share ( "Common Stock"), were outstanding. Each share of Common Stock entitles the owner to one vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

  The Company intends to first distribute this Proxy Statement and the materials accompanying it on or about May 4, 1998. The Annual Report of the Company for the year ended December 31, 1997 accompanies this Proxy Statement.

  If the proxy is properly signed, returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted (1) in favor of the nominees for director named in the Proxy Statement; (2) in favor of the amendment to the Atria Communities, Inc. 1996 Stock Ownership Incentive Plan (the "1996 Plan"); (3) in favor of the amendment to the Atria Communities, Inc. Non-Employee Directors 1996 Stock Incentive Plan (the "Directors Plan"); and (4) in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. However, such revocation must be made in writing and received by the General Counsel of the Company at the Company's principal executive offices at 501 South Fourth Avenue, Suite 140, Louisville, Kentucky 40202 at or before the time and date of the Annual Meeting. A stockholder may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be automatically revoked.

  The cost of soliciting proxies by the Board of Directors will be borne by the Company. Such solicitation will be made by mail and in addition may be made personally or by telephone by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company's regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock. The Company will reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with the distribution.

                           1. ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides that the Board of Directors must be composed of not less than three nor more than 15 members, the exact number to be established by the Board of Directors, and further provides for the division of the Board of Directors into three approximately equal classes. The Board size is currently fixed at eight members. William C. Ballard Jr. and Peter J. Grua are the members of the class to be elected at the Annual Meeting and have been nominated to serve as directors for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2001. The remaining six directors will continue to serve in accordance with their previous elections.

NOMINEES FOR ELECTION TO THE BOARD

FOR A THREE-YEAR TERM EXPIRING IN 2001

  WILLIAM C. BALLARD JR. (age 57) has served as a Director of the Company since May 1996. Since 1992, Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald PLLC. From 1981 to 1992, he served as a director and Chief Financial Officer of Humana Inc., a provider of health care services. Mr. Ballard is a director of Mid-America Bancorp, United Health Care Corp., LG&E Energy Corp., Health Care REIT, Inc., Healthcare Recoveries, Inc., and American Safety Razor Company.(/1/)

  PETER J. GRUA (age 43) has served as a Director of the Company since August 1996. Since 1992, Mr. Grua has been a principal of HLM Management, an investment management company specializing in entrepreneurial and growth companies. Prior to joining HLM Management, Mr. Grua was a Managing Director of Alex. Brown & Sons Incorporated where he was a research analyst from 1986 to 1992.(/1/)(/2/)

DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1999

  SANDRA HARDEN AUSTIN (age 50) has served as a Director of the Company since May 1996. Ms. Austin has served as President and Chief Executive Officer of Sedona Healthcare Group, Inc., a physician practice management company, since 1997. From 1994 to 1996, Ms. Austin was a Division President of Caremark International, a provider of health care products and services. Ms. Austin served as President and Chief Operating Officer of University of Chicago Hospitals from 1990 to 1993. Ms. Austin is a director of National City Corporation, a bank holding company, and Ferro Corporation, a multi-specialty chemical manufacturer.(/1/)(/2/)

  THOMAS T. LADT (age 47) has served as a Director of the Company since May 1996. Mr. Ladt has served as Executive Vice President, Operations of Vencor, Inc. ("Vencor") since February 1996. From November 1995 to February 1996, he served as President of Vencor's Hospital Division. Mr. Ladt was Vice President of Vencor's Hospital Division from 1993 to November 1995. From 1989 to 1993, Mr. Ladt was a Regional Director of Operations for Vencor.(/1/)

  R. GENE SMITH (age 63) has served as a Director of the Company since May 1996. Mr. Smith has been a director of Vencor since 1985 and Vice Chairman of the Board of Vencor since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Program Services, which was a marketer of direct broadcast satellite television services. In addition, he has been President and owner of R. Gene Smith, Inc., a private investment firm, since 1980.(/2/)(/3/)
--------
(1) Member of the Audit Committee, of which Mr. Ballard is Chairman.
(2) Member of the Executive Compensation Committee, of which Mr. Smith is Chairman.
(3) Member of the Executive Committee, of which Mr. Lunsford is Chairman.

TERM EXPIRING IN 2000

  W. BRUCE LUNSFORD (age 50) has served as a Director and Chairman of the Board of the Company since May 1996. He is a certified public accountant and an attorney. Mr. Lunsford is a founder of Vencor and has served as Chairman of the Board, President and Chief Executive Officer of Vencor since it commenced operations in 1985. He is a director of National City Corporation, Churchill Downs Incorporated, and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.(/3/)

  W. PATRICK MULLOY, II (age 44) has served as the Chief Executive Officer, President and a Director of the Company since May 1996. From 1994 to 1996, Mr. Mulloy was a member and of counsel to the law firm of Greenebaum Doll & McDonald PLLC. From 1992 to 1994, Mr. Mulloy served as the Secretary of the Finance and Administration Cabinet for the Commonwealth of Kentucky. For over ten years prior to 1992, Mr. Mulloy engaged in the private practice of law in Louisville, Kentucky. Mr. Mulloy is on the Board of Directors of the Assisted Living Federation of America and the American Seniors Housing Association. Mr. Mulloy has also been actively involved in commercial and multi-family real estate acquisitions and developments.(/3/)

  ANDY L. SCHOEPF (age 49) has been the Company's Chief Operating Officer since April 1997 and a Director of the Company since May 1997. For over nine years prior to that time, Mr. Schoepf served as President and Chief Executive Officer of American ElderServe Corporation, an operator of assisted living communities. He is a founding member of the Senior Living Association of Georgia and the Executive Vice President and founding board member of the Assisted Living Association.

  The information given in this Proxy Statement concerning the nominees and the other directors is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. The ages are given as of January 1, 1998.
--------
(3) Member of the Executive Committee, of which Mr. Lunsford is Chairman.

  Vencor has agreed to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election there will be two independent directors. In addition, Vencor has agreed to vote its shares of Common Stock in favor of a nominee for the Board selected by Mr. Schoepf, until such time as he holds less than 400,000 shares of Common Stock. At the 1997 Annual Meeting of Stockholders, Mr. Schoepf was elected a Director pursuant to this agreement.

  The Company has entered into an agreement and plan of merger ("Merger Agreement") with Kapson Senior Quarters Corp. ("Kapson") dated as of April 19, 1998, whereby a subsidiary of Kapson ("Merger Subsidiary") would merge (the "Merger") into the Company with the Company as the surviving corporation ("Surviving Corporation"). Pursuant to the terms and conditions of the Merger Agreement, the public stockholders of the Company would have the right to receive $20.25 in cash per share of Common Stock. Vencor, which holds 42.8% of the Company's Common Stock, would also receive $20.25 in cash for approximately 88% of its Common Stock and would retain its remaining shares of Common Stock upon the consummation of the Merger. Following the Merger, Kapson will own approximately 90% of the outstanding shares of Common Stock and Vencor will retain approximately 10% of the outstanding shares of Common Stock. The Merger is subject to customary conditions, including stockholder approval and certain regulatory approvals. In connection with the execution of the Merger Agreement, Vencor and certain directors and officers of the Company owning an aggregate of 10,850,157 shares of Common Stock (or approximately 46.4% of the outstanding Common Stock) entered into Support Agreements with Kapson and the Merger Subsidiary, pursuant to which such stockholders agreed to vote their shares in favor of the Merger. Concurrently with the consummation of the Merger, Kapson, Vencor and certain executive officers of the Company will enter into a Shareholders Agreement, pursuant to which Vencor will have the right to designate one member of the Board of Directors of the Surviving Corporation and Kapson will have the right to designate the remaining directors.

  SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE NOMINEES SPECIFIED ABOVE, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for other individuals as directors. Directors are elected by a plurality of the votes cast.


             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During 1997, the Board of Directors of the Company held six regular meetings. With the exception of R. Gene Smith (who attended five of seven meetings), each Director attended 75.0% or more of the aggregate of the meetings of the Board and the committees on which he or she serves. The Company has an Executive Compensation Committee and an Audit Committee. The Company does not have a nominating or similar committee.

  The Executive Compensation Committee held one meeting in 1997. The functions of the Executive Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for executive officers of the Company.

  The Audit Committee held two meetings during 1997. The Audit Committee reviews the adequacy of the Company's system of internal controls and accounting practices. In addition, the Audit Committee reviews the scope of the annual audit of the Company's auditors, Ernst & Young LLP, prior to its commencement, and reviews the types of services for which the Company retains Ernst & Young LLP.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director of the Company, (c) each of the Company's executive officers and (d) all of the Company's directors and executive officers.

               NAME OF INDIVIDUAL OR                 COMMON STOCK      PERCENT
                  NUMBER IN GROUP                BENEFICIALLY OWNED(1) OF CLASS
               ---------------------             --------------------- --------
   Sandra Harden Austin.........................           7,500(2)         *
   William C. Ballard Jr........................          23,000(3)         *
   Peter J. Grua................................           9,500(2)         *
   Thomas T. Ladt...............................          25,535(4)         *
   W. Bruce Lunsford............................      10,080,000(5)      43.1%
   W. Patrick Mulloy, II........................         116,635(6)         *
   Andy L. Schoepf..............................         636,487(7)       2.7%
   R. Gene Smith................................          67,500(2)         *
   J. Timothy Wesley............................          26,500(8)         *
   Vencor, Inc..................................      10,000,000(9)      42.8%
   All executive officers and directors as a
    group (9 persons)...........................      10,992,657(10)     47.0%
   Dresdner RCM Global Investors, LLC...........       1,835,500(11)      7.9%
   Wellington Management Company, LLP...........       1,704,600(12)      7.3%

--------
 (*) Less than 1.0%
 (1) Beneficial ownership of shares for purposes of this Proxy Statement, as determined in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), includes shares as to which a person has or shares voting power or investment power or which the person has the right to acquire beneficial ownership within 60 days. Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. Beneficial ownership is given as of March 3, 1998, except as otherwise noted below.
(2) Includes 2,500 restricted shares of Common Stock with restrictions lapsing on August 20, 1998 and 2,500 shares subject to options exercisable within 60 days.
(3) Includes 7,000 shares held in trust for Mr. Ballard's spouse, 4,000 shares held in trust for his children, 2,500 restricted shares of Common Stock with restrictions lapsing on August 20, 1998, and 2,500 shares subject to options exercisable within 60 days.
(4) Includes 2,000 shares held by a partnership of which Mr. Ladt is the managing general partner and 6,000 shares held by an estate of which Mr. Ladt is executor. This amount also includes 35 shares held as custodian for his son, 2,500 restricted shares of Common Stock with restrictions lapsing on August 20, 1998 and 2,500 shares subject to options exercisable within 60 days.
(5) Includes 10,000,000 shares held by Vencor. Mr. Lunsford is Chairman of the Board, President and Chief Executive Officer of Vencor. Because Mr. Lunsford has authority to direct the voting and disposition of such shares, he may be deemed to beneficially own these shares. Mr. Lunsford disclaims beneficial ownership of these shares. This amount also includes 10,000 restricted shares of Common Stock with restrictions lapsing on August 20, 1998 and 20,000 shares subject to options exercisable within 60 days. Excludes 10,000 shares held in trust for the benefit of his children. Mr. Lunsford's address is 3300 Aegon Center, 400 West Market Street, Louisville, Kentucky 40202.
(6) Includes 1,830 shares held by his spouse, 380 shares held as custodian for his minor children, 80,000 shares subject to options exercisable within 60 days and 15,000 restricted shares of Common Stock with restrictions lapsing on August 20, 1998.

(7) As part of the acquisition of American ElderServe Corporation by the Company, Mr. Schoepf received 636,487 shares of the Company's Common Stock on April 1, 1997. See "Certain Transactions with Management."
(8) Includes 2,500 restricted shares of Common Stock with restrictions lapsing on August 20, 1998 and 20,000 shares subject to options exercisable within 60 days.
(9) The ownership given for Vencor is based on information contained in the
    Schedule 13G dated January 28, 1997 filed by Vencor with the Securities and Exchange Commission. The address of Vencor is 3300 Aegon Center, 400 West Market Street, Louisville, Kentucky 40202.
(10) Includes 40,000 restricted shares of Common Stock with restrictions lapsing on August 20, 1998 and 132,500 shares subject to options exercisable within 60 days held by all directors and executive officers.
(11) As reported by Dresdner RCM Global Investors, LLL ("Dresdner RCM") as of December 31, 1997, in a Schedule 13G filed with the Commission on February 6, 1998, Dresdner had sole voting power with respect to 1,529,500 shares, sole dispositive power with respect to 1,761,500 shares, and shared dispositive power with respect to 74,000 shares. RCM Limited L.P. is the Managing Agent of Dresdner RCM, and RCM General Corporation is the General Partner of RCM Limited L.P. Dresdner RCM is an investment advisor under Section 203 of the Investment Advisors Act of 1940. As reported by Dresdner Bank AG ("Dresdner") in a Schedule 13G filed with the Commission on February 6, 1998, Dresdner RCM is a wholly-owned subsidiary of Dresdner, an international banking organization headquartered in Frankfurt, Germany. The address of Dresdner RCM is Four Embarcadero Center, San Francisco, California 94111.
(12) As reported by Wellington Management Company, LLP ("WMC") as of December 31, 1997, in a Schedule 13G filed with the Commission on February 10, 1998, WMC has shared voting power with respect to 1,341,500 shares and shared dispositive power with respect to all of the shares beneficially owned by WMC. The address of WMC is 75 State Street, Boston, Massachusetts 02109.

  REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                            ATRIA COMMUNITIES, INC.

  The Executive Compensation Committee of the Board of Directors ("Committee") of Atria Communities, Inc. is composed entirely of outside, independent directors. The Committee is responsible for reviewing and approving the compensation of Atria's executive officers and for determining Atria's general compensation policies. The Committee also administers Atria's 1996 Stock Ownership Incentive Plan and Non-Employee Directors 1996 Stock Incentive Plan.

EXECUTIVE COMPENSATION PHILOSOPHY

  Atria's executive compensation policy is based upon principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating, attracting and retaining executive officers. In determining the level and composition of compensation for the executive officers, the Committee considers various corporate and individual performance measures but does not apply any specific quantitative formula in making compensation decisions.

EXECUTIVE COMPENSATION COMPONENTS

  The key components of the Company's compensation policy are base salary, an annual incentive award and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of Atria's stockholders. The Committee reviews each component of executive compensation on an annual basis.

  Base Salary. For 1997, base salaries for executive officers were established by the Committee based upon an evaluation of each executive's performance, as well as the performance of the Company as a whole. The Committee also considered the success of the executive officers in developing and executing Atria's strategic plans, developing management employees and exercising leadership. The Committee believes that executive officer base salaries for 1997 were slightly lower than the average base salaries paid by companies in the assisted living industry.

  Annual Incentive. Bonus payments to executive officers for 1997 were based upon a combination of the Company's performance and the individual officer's achievement of pre-established performance goals. Performance bonuses for 1997 were capped at one-third of the base salary for the Chief Executive Officer and one-quarter of the base salary for all other executive officers. The Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, at the beginning of each year, the Committee establishes potential bonuses for executive officers based upon Atria's achievement of certain performance criteria.

  Equity Participation Through Options and Restricted Stock. The Committee believes that equity participation is a key component of its executive compensation policy. The use of stock based awards provides a long-term link between the results achieved for Atria's stockholders and the rewards provided to executive officers. Stock options and other stock based awards are granted to executive officers primarily based on the officer's actual and potential contribution to Atria's growth and profitability. These awards are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of Atria's stockholders. Stock options, in particular, provide an effective incentive for management to create stockholder value over the long term since the full benefit of the options cannot be realized unless an appreciation of the price of Atria's Common Stock occurs over a number of years.

  Options to purchase a total of 735,000 shares of the Company's Common Stock were granted to Atria's three executive officers (including the Chief Executive Officer) in 1997 with an exercise price equal to the fair market value of the underlying Common Stock at the date of grant. To encourage long-term performance, these options vest cumulatively in four annual installments of 25.0% and expire ten years from the date of grant. The Committee did not grant any shares of restricted stock to the executive officers in 1997.

  The Committee granted these stock options in recognition of the significant efforts expended by the executive officers in connection with the implementation of Atria's growth strategy. The Committee granted options to the executive officers based upon its judgment that the grants were appropriate and desirable considering their actual and potential contribution to Atria. The assessment of actual and potential contribution was based on the Committee's subjective evaluation of each executive officer's ability, skill and leadership.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  The base salary of W. Patrick Mulloy, II, President, Chief Executive Officer and Director, was established as a result of the Committee's evaluation of Mr. Mulloy's performance, as well as the performance of the Company as a whole. For services rendered in 1997, Mr. Mulloy received an annual base salary of $200,000. The Committee believes that this base salary was below the average base salary paid to chief executive officers of companies in the assisted living industry. Mr. Mulloy was also awarded options to purchase 300,000 shares of Atria's Common Stock in 1997. The Committee granted options to purchase 275,000 shares to Mr. Mulloy based upon its judgment that these grants were appropriate and desirable in light of his actual and potential contribution to Atria. The assessment of actual and potential contribution resulted from the Committee's subjective evaluation of his abilities, skills, efforts and leadership. Mr. Mulloy also received a bonus of $66,000, which he elected to take in the form of options for 25,000 shares of Common Stock due to Atria's achievement of certain earnings per share goals established by the Committee and Mr. Mulloy's efforts and leadership in implementing Atria's growth strategy. The Committee did not grant any restricted stock to Mr. Mulloy in 1997.


OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Under the Omnibus Budget Reconciliation Act of 1993, publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any year for each such officer. The Company will continue its efforts to preserve tax deductibility of compensation where it is reasonable and feasible to do so.

                                          EXECUTIVE COMPENSATION COMMITTEE
                                          R. Gene Smith, Chairman
                                          Sandra Harden Austin
                                          Peter J. Grua

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation earned by each of the Company's three executive officers, including the Chief Executive Officer and President, (collectively, the "named executive officers") during 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-
                               ANNUAL COMPENSATION        TERM COMPENSATION
                               ------------------------ ---------------------
                                                                   SECURITIES
                                                        RESTRICTED UNDERLYING         ALL
        NAME AND                                          STOCK     OPTIONS/         OTHER
  PRINCIPAL POSITIONS     YEAR  SALARY       BONUS(1)   AWARDS(2)     SARS      COMPENSATION(3)
  -------------------     ---- ----------    ---------- ---------- ----------   ---------------
W. Patrick Mulloy, II...  1997 $  200,000          -0-        -0-   300,000(5)       $714
Chief Executive Officer,  1996    127,500(4)   $60,000   $337,500   200,000           246
President and Director
Andy L. Schoepf(6)......  1997    123,000          -0-        -0-   235,000(7)       $233
Chief Operating Officer
and Director
J. Timothy Wesley.......  1997    110,000          -0-        -0-   200,000(8)       $783
Chief Financial Officer,  1996     60,000(4)    22,500     56,250    35,000            67
Vice-President of
Development
and Secretary

--------
(1) The amounts shown represent cash bonuses awarded under the Company's 1996 Plan which were based on the Company's profitability.
(2) Represents the value of restricted shares of Common Stock awarded under the 1996 Plan. These amounts were calculated based on the closing market value of the Common Stock on the date of grant. The Compensation Committee did not grant any shares of restricted stock to the named executive officers in 1997. As of December 31, 1997, the following number of restricted shares were held by the named executive officers: Mr. Mulloy--15,000 shares and Mr. Wesley--2,500 shares. The market values of the restricted shares held by the named executive officers at December 31, 1997 were as follows: Mr. Mulloy--$256,875 and Mr. Wesley--$42,813. The market value of the Common Stock was $17.125 per share as of December 31, 1997 (the last trading date in 1997) based on the closing price per share on the NASDAQ National Market. If the Company were to declare a dividend on the Common Stock, any such dividend would also be paid on the restricted shares.
(3) The compensation reported represents amounts imputed or credited to the named executive officer for premiums paid for life insurance.
(4) These amounts represent cash compensation paid to the named executive officers for approximately eight months of service with the Company in 1996.
(5) Includes options to purchase 25,000 shares of Common Stock granted as a result of Mr. Mulloy's election to receive his 1997 bonus of $66,000 in the form of stock options.
(6) Mr. Schoepf first became an executive officer of the Company in April 1997. The salary shown is the compensation paid to Mr. Schoepf for approximately eight months of service with the Company in 1997.
(7) Includes options to purchase 35,000 shares of Common Stock granted as a result of Mr. Schoepf's election to receive his 1997 bonus of $32,813 in the form of stock options.
(8) Includes options to purchase 35,000 shares of Common Stock granted as a result of Mr. Wesley's election to receive his 1997 bonus of $31,250 in the form of stock options.

                           COMPENSATION OF DIRECTORS

  During 1997, Directors not employed by the Company received $500 for each Board Meeting they attended. Non-employee Directors also received $250 for each Committee Meeting they attended. In addition, non-employee Directors received a $750 retainer for each calendar quarter they served as a Director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board Meetings.

  Directors not employed by the Company receive options to purchase Common Stock pursuant to the Directors Plan. In July 1997, the Board amended the Directors Plan, subject to stockholder approval, to increase the annual option grant from 1,000 to 5,000 and 10,000 shares of Common Stock to non-employee Directors and the Chairman of the Board, respectively. On July 18, 1997, the Company issued to each of the Company's non-employee Directors an option to purchase 5,000 shares of Common Stock and to the Chairman of the Board an option to purchase 10,000 shares of Common Stock. In addition, each new non-employee Director is granted an option to purchase 10,000 shares of Common Stock on the date of his or her election to the Board of Directors. The exercise price of these options is equal to the fair market value of the Common Stock on the date of grant, and the options will become exercisable in four equal annual installments, beginning on the first anniversary of the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning options to purchase shares of the Company's Common Stock granted in 1997 to the Company's named executive officers.

                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS                                            GRANT
                         UNDERLYING GRANTED TO                                           DATE
                          OPTIONS   EMPLOYEES    EXERCISE PRICE       EXPIRATION       PRESENT
   NAME                  GRANTED(1)  IN 1997      PER SHARE(2)           DATE          VALUE(3)
   ----                  ---------- ---------- ------------------ ------------------- ----------
W. Patrick Mulloy, II...  300,000      16.2%    120,000 at $10.00   120,000 on 1/9/07 $  697,200
                                                 80,000 at $15.25   80,000 on 7/18/07    708,000
                                               100,000 at $17.125 100,000 on 12/31/07    994,000
Andy L. Schoepf.........  235,000      12.7%     25,000 at $11.00    25,000 on 4/1/07 $  159,750
                                                135,000 at $15.25  135,000 on 7/18/07  1,194,750
                                                75,000 at $17.125  75,000 on 12/31/07    745,500
J. Timothy Wesley.......  200,000      10.8%     45,000 at $10.00    45,000 on 1/9/07 $  261,450
                                                 80,000 at $15.25   80,000 on 7/18/07    708,000
                                                75,000 at $17.125  75,000 on 12/31/07    745,500

--------
(1) All options shown in the above table become exercisable in four equal annual installments, beginning on the first anniversary of the date of the grant. All options become fully exercisable upon a "change in control", as defined in the 1996 Plan, of the Company. Of such number of shares of Common Stock underlying options, the following number are subject to stockholder approval of the proposed amendment to the 1996 Plan (to increase the number of shares of Common Stock reserved for issuance under the 1996 Plan): Mr. Mulloy-180,000; Mr. Schoepf-210,000; and Mr. Wesley-155,000.
(2) All options were granted at fair market value (closing price on the Nasdaq National Market on the date of the grant.) The exercise price and any tax withholding obligations related to exercise may be paid by delivery of shares of Common Stock.
(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The present value calculation for the options granted is based on, among other things, the following assumptions: (a) an expected volatility factor of .40, (b) a risk-free interest rate of 6.90%,
    (c) no dividend yield and (d) an expected term of eight years. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. There is no assurance that the value, if any, realized by the option holder will be at or near the value estimated under the Black-Scholes model.

                         OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Company's named executive officers concerning options held as of December 31, 1997.

                       AGGREGATE YEAR-END OPTION VALUES

                            NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                              OPTIONS AT 12/31/97     IN-THE-MONEY OPTIONS AT 12/31/97(1)
                         ---------------------------- -----------------------------------
   NAME                  EXERCISABLE UNEXERCISABLE(2)   EXERCISABLE      UNEXERCISABLE
   ----                  ----------- ---------------- ---------------- ------------------
W. Patrick Mulloy, II...   50,000        450,000      $     356,250.00 $     2,073,750.00
Andy L. Schoepf.........      --         235,000                   --  $       406,250.00
J. Timothy Wesley.......    8,750        226,250      $      62,343.75 $       657,656.25

--------
(1) These amounts were calculated by subtracting the exercise price from the market value of the underlying Common Stock as of year-end. The market value of the Common Stock was $17.125 per share as of December 31, 1997 (the last trading date in 1997) based on the closing price per share on the NASDAQ National Market.
(2) The number of shares of Common Stock underlying options unexercisable as of December 31, 1997 include options for the following numbers that are subject to stockholder approval of the proposed amendment to the 1996 Plan (to increase the number of shares of Common Stock reserved for issuance under the 1996 Plan): Mr. Mulloy-180,000; Mr. Schoepf-210,000; and Mr. Wesley-155,000.

                               PERFORMANCE GRAPH

  The following graph summarizes the cumulative total return to holders of the Company's Common Stock from August 20, 1996 to December 31, 1997, compared to the cumulative total return on the NASDAQ National Market and the S&P SmallCap 600 Index.

                                     LOGO

                                            AUGUST 20, DECEMBER 31, DECEMBER 31,
                                               1996        1996         1997
                                            ---------- ------------ ------------
Atria Communities, Inc. ...................    $100        $103         $171
NASDAQ.....................................    $100        $113         $139
S&P SmallCap 600...........................    $100        $112         $140

  The Company has elected to compare its performance with the S&P SmallCap 600 Index because these companies generally have similar market capitalization to the Company. Due to the limited number of publicly held companies exclusively engaged in the assisted living industry, the Company does not believe that a meaningful peer group of companies currently exists.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At December 31, 1997, the following persons served on the Executive Compensation Committee of the Company's Board of Directors: R. Gene Smith, Sandra Harden Austin and Peter J. Grua. None of the members of the Executive Compensation Committee are employees of the Company.

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

  William C. Ballard Jr. is of counsel to the firm of Greenebaum Doll & McDonald PLLC, which provided legal services to the Company in 1997 and will provide legal services to the Company in 1998. Prior to joining the Company, Mr. Mulloy was a member of Greenebaum Doll & McDonald PLLC.

  On April 1, 1997, the Company completed its acquisition of American ElderServe Corporation ("American ElderServe"), an Atlanta based operator of assisted living communities in the southeast portion of the United States, for a combination of stock and cash plus debt assumption valued at approximately $30.5 million (the "American ElderServe Acquisition"). Andy L. Schoepf, the Chief Operating Officer of the Company and a Director, was a 50.0% shareholder in American ElderServe and was serving as its President and Chief Executive Officer at the time of the acquisition. In addition, Mr. Schoepf's wife, Elizabeth Schoepf, was a 25.0% shareholder. In connection with the American ElderServe Acquisition, Mr. Schoepf received 636,487 shares of Common Stock, including one demand registration right with respect to such Common Stock. Elizabeth Schoepf received $3.7 million in cash. Pursuant to Mr. Schoepf's exercise of his demand registration right, the Company has filed a registration statement under the Securities Act of 1933, as amended, with respect to 236,470 shares of Common Stock held by Mr. Schoepf. In addition, the Company agreed to nominate a person selected by Mr. Schoepf for the Board of Directors and obtained the commitment of Vencor to vote its shares of Common Stock in favor of such nominee, until such time as Mr. Schoepf holds less than 400,000 shares of Common Stock. At the 1997 Annual Meeting of Stockholders, Mr. Schoepf was elected a Director pursuant to these arrangements.

  Simultaneously with the closing of the American ElderServe Acquisition, the Company entered into a development agreement with Elder HealthCare Developers, LLC ("Elder HealthCare Developers"), a Georgia limited liability company owned 10.0% by the Company and 90.0% by Assisted Care Developers, LLC ("Assisted Care Developers"). Assisted Care Developers is wholly-owned by George A. Schoepf, former Executive Vice President of American ElderServe and the brother of Andy L. Schoepf. Elder HealthCare Developers has the exclusive right to develop assisted living communities for the Company in nine southeastern states. The Company has agreed that Elder HealthCare Developers will develop at least 25 communities in the southeast region over a two-year period; ten of those communities were under development at February 28, 1998. The Company will have a first option to purchase any such developed community at the lesser of its fair market value or the costs to develop and operate such community up to the time of purchase plus the sum of $666,666. The Company may exercise its option to purchase such a community only after the community's operations become profitable as defined by the development agreement. Under the terms of the operating agreement of Elder HealthCare Developers, as amended, Elder HealthCare Developers will fund the development, construction and working capital needs of its communities by use of third-party financing. If such financing is unavailable or insufficient to cover all of the construction and start-up costs associated with any of such communities, the Company will extend the necessary funds or guarantees to Elder HealthCare Developers. Assisted Care Developers has agreed to indemnify the Company in the event of the default of Elder HealthCare Developers on any loan either extended or guaranteed by the Company. The Company will manage these communities from the date on which they commence operations. During 1997, the Company paid Assisted Care Developers $451,000 primarily for services relating to the location of future development sites for the Company's communities.

  From time to time, the Company may engage DevCon Realty, LLC ("DevCon"), a commercial real estate brokerage firm, to serve as its broker in the acquisition of new community development sites. DevCon is owned 50.0% by George A. Schoepf, 25.0% by Andy L. Schoepf and 25.0% by the adult children of Andy L. Schoepf. In connection with such transactions, DevCon will receive brokerage commissions in amounts customary in the geographic area. The Company paid DevCon $85,000 for such services during 1997.

  Pursuant to the acquisition of American ElderServe, the Company assumed construction contracts between Delta Construction Corporation ("Delta") and American ElderServe for four of the communities then under development. Delta is owned by Andy L. Schoepf (40.0%) and his brothers--George A. Schoepf (40.0%) and Earl T. Schoepf (20.0%). The contracts allow Delta to act as the construction manager or general contractor for each of the communities. When Delta serves only as construction manager, it must pay for the services of the general contractor out of its fee. The Company paid Delta approximately $4.9 million for such services during 1997. The Company believes that the construction contracts entered into between American ElderServe and Delta prior to the acquisition are on terms substantially similar to those that would have been available from unaffiliated third parties.

  Although Elder HealthCare Developers has no obligation to contract with Delta in the future, Elder HealthCare Developers expects to use Delta's construction management or general contracting services subject to the Company's approval of the specific terms of each construction contract. The Company expects that future contracts with Delta will be on terms substantially similar to those entered into between the Company and unaffiliated third parties.

  Pursuant to the acquisition of American ElderServe, the Company acquired a promissory note that Schoepf Equities, LLC had originally issued to American ElderServe (the "Schoepf Note") in the approximate principal amount of $545,000, with principal and 7.0% per annum interest due March 31, 1999. Schoepf Equities, LLC is owned 50.0% by Andy L. Schoepf and 50.0% by George A. Schoepf. The funds were used to purchase land in Chattanooga, Tennessee and the Schoepf Note is secured by the land.

  Pursuant to the acquisition of American ElderServe, the Company acquired a 50.0% interest in an extended stay hotel in Savannah, Georgia, subject to the lease of that property to Southeastern Lodges, LLC ("Lessee"). Schoepf Equities, LLC, owns a 50.0% interest in, and is the managing member of, Lessee. Pursuant to the lease, which expires December 31, 1999, Atria receives approximately $16,500 per month.

                       CERTAIN TRANSACTIONS WITH VENCOR

  In May 1996, the Company was incorporated as a wholly-owned subsidiary of Vencor. In connection with the Company's initial public offering on August 20, 1996 (the "IPO"), the Company and Vencor entered into the following agreements to provide for the transition of the Company from a wholly-owned subsidiary of Vencor to a separate company. At April 15, 1998, Vencor owned approximately 42.8% of the Company's Common Stock.

  Incorporation Agreement. Prior to the completion of the IPO, Vencor transferred to the Company, or caused its respective subsidiaries or affiliates to transfer to the Company, their respective interests in various communities pursuant to the terms of an Incorporation Agreement. The Company assumed all the communities' liabilities in accordance with the Incorporation Agreement. Except as expressly set forth in the Incorporation Agreement, no party made any representation or warranty as to the assets, businesses or liabilities transferred or assumed as part of the separation, as to any consents or approvals required in connection therewith, as to the value or freedom from counterclaim with respect to any claim of any party, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred. Except as expressly set forth in the Incorporation Agreement, all assets were transferred on an "as is," "where is" basis, and the Company agreed to bear the economic and legal risks that the conveyance was insufficient to vest in the Company good and marketable title, free and clear of any security interest or adverse claim.

  The Company has indemnified Vencor and its subsidiaries against certain losses, claims, damages or liabilities including those arising out of: (i) any inaccurate representation or breach of warranty under the Incorporation Agreement; and (ii) any indebtedness, lease, contract or other obligation referred to in the Incorporation Agreement. The Company also indemnified Vencor, as a controlling person, against any loss, claim, damage or liability arising out of the IPO, except for losses, claims, damages or liabilities arising from information supplied in writing by Vencor for inclusion in the prospectus used for the IPO. Vencor indemnified the Company and its subsidiaries with respect to any inaccurate representation or breach of warranty under the Incorporation Agreement.

  Administrative Services Agreement. The Company and Vencor entered into an administrative services agreement (the "1996 Administrative Services Agreement") pursuant to which Vencor provided certain administrative services to the Company. The 1996 Administrative Services Agreement expired in August 1997. Some of the services provided to the Company by Vencor included finance and accounting, human resources, risk management, legal, marketing and information systems support. During 1997, the Company paid Vencor approximately $32,000 per month pursuant to the 1996 Administrative Services Agreement. Upon the expiration of the 1996 Administrative Services Agreement, the Company and Vencor entered into another administrative services agreement (the "New Administrative Services Agreement") relating to the provision of marketing, human resources and information systems support for a monthly fee of $17,033. The New Administrative Services Agreement expired on December 31, 1997.

  Services Agreements and Sublease Agreement. The Company and subsidiaries of Vencor entered into Services Agreements relating to seven communities which are contiguous to Vencor facilities. The Services Agreements pertain to the sharing of costs relating to maintenance and lawn services, marketing, food services, general office, housekeeping and emergency call systems. These Services Agreements may be canceled by either party upon 90 days' prior written notice. The maximum amount that the Company expects to pay Vencor in connection with the Services Agreements is $150,000 per year. The Services Agreements expired in August 1997. The Company and Vencor also entered into a two-year Sublease Agreement covering approximately 4,000 square feet of office space used for the Company's headquarters located in Louisville, Kentucky at an annual rental of $48,300. This Sublease Agreement expired in January 1998.

  New Pond Lease. New Pond Village Associates, a partnership owned by subsidiaries of Vencor ("New Pond"), leases the New Pond Village Retirement Center to the Company pursuant to the terms of a lease which is categorized as a finance lease for financial and tax accounting purposes. The lease has a term of 99 years, unless earlier terminated. Under the lease, the Company pays no rent as such, but is obligated to pay all ad valorem property taxes, insurance, utilities and all payments required to be made on the indebtedness secured by the leased property. New Pond is obligated to use its reasonable best efforts to obtain the requisite zoning and consent of the holder of the mortgage on the leased property to the conveyance of the leased property to the Company. At such time as such conveyance occurs, the Company will assume the indebtedness secured by the mortgage on the leased property.

  Guaranty Fee Agreement. Vencor and the Company entered into a Guaranty Fee Agreement prior to completion of the IPO. The Guaranty Fee Agreement provides that the Company will pay to Vencor a fee equal to 1.5% of the average outstanding sum of the principal balance of all debts, letters of credit or obligations of the Company which are guaranteed by Vencor. In connection with the Credit Facility, Vencor is obligated to guarantee up to $100.0 million in the first year following the IPO, declining to $75.0 million, $50.0 million and

$25.0 million in each respective year thereafter. During 1997, the Company did not incur any costs related to Vencor's guarantee.

  Redding Lease. During part of 1996 and 1997 the Company leased certain real estate in Redding, California from Vencor pursuant to a lease categorized as a finance lease for financial and tax accounting purposes. The lease had a term of 99 years, unless earlier terminated. Under the lease, the Company paid $1.00 per year rent and was obligated to pay all ad valorem property taxes, insurance and utilities relating to the leased property. The lease also required Vencor to use its reasonable best efforts to obtain the requisite approval for the subdivision of a larger parcel of which the leased property was a part. Upon receipt of such approval, Vencor conveyed the property to the Company for $1.00, and the lease terminated.

  Registration Rights Agreement. The Company granted demand and incidental registration rights to Vencor for the registration of shares of Common Stock owned by Vencor under the Securities Act of 1933. Four demand registrations are permitted. The Company will pay the fees and expenses of two demand registrations and the incidental registrations, while Vencor will pay all underwriting discounts and commissions. The registration rights expire five years from the completion of the IPO and are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares owned by Vencor included in such registration.

  Voting Agreement. Vencor entered into a Voting Agreement pursuant to which it agreed to vote all of its shares of Common Stock at any meeting at which directors are elected in favor of the election of independent directors so that after such election, if such persons are elected, there will be at least two independent directors. The Voting Agreement will continue in effect for five years from the date of the IPO so long as Vencor beneficially owns 30.0% or more of the Common Stock.

  Tax Sharing Agreement. Vencor and the Company entered into a Tax Sharing Agreement which generally provides for the manner in which the parties will bear taxes for the period between the Company's organization and the sale by the Company of the Common Stock pursuant to the IPO, and income tax deficiencies or refunds resulting from future audit adjustments. The Company will be required to pay Vencor an amount equal to the excess of the income tax liability which the Company would have for the short period over the amount which the Company has previously paid (or been charged with by Vencor) with respect to such taxes.

  If additional taxes must be paid by the Company or Vencor as a result of an adjustment made by a tax regulatory authority and as a result of that adjustment the other party would obtain an offsetting tax benefit, the party obtaining the tax benefit pays an amount equal to the additional tax to the party whose income tax liability was increased. Likewise, if income taxes are reduced as a result of an adjustment made by a tax regulatory authority and as a result of that adjustment the other party would suffer an offsetting tax detriment, the party whose taxes were reduced pays that amount to the other party. The Tax Sharing Agreement also contains provisions dealing with challenging adjustments made by tax regulatory authorities, who will bear the expenses of any such challenge and cooperation between the parties.

  Borrowing From Vencor. A subsidiary of the Company was indebted to Vencor in the amount of $14.0 million at December 31, 1996. The indebtedness was evidenced by a promissory note in favor of Vencor, bearing interest at a rate equal to the floating prime rate of National City Bank, Kentucky plus 1.0%, payable quarterly, and the principal amount was due on August 20, 1997. The Company repaid this note in July 1997. The interest costs incurred by the Company in connection with the promissory note aggregated $697,000 for 1997.

  Additional Capital Contribution by Vencor. In connection with the Credit Facility, Vencor contributed $4.3 million in cash to the Company before the completion of the IPO.

  The Company's policy provides that transactions between the Company and its officers, Directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and any such transactions will be approved by a majority of the disinterested members of the Board of Directors. Although the Company was a subsidiary of Vencor at the time it entered into the above described transactions, the Company believes that the terms of such agreements are no less favorable than terms which could be obtained from an unrelated third party.

                2. PROPOSAL TO ADOPT AMENDMENT TO THE COMPANY'S
                      1996 STOCK OWNERSHIP INCENTIVE PLAN

  The Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Company's 1996 Stock Ownership Incentive Plan (the "1996 Plan"). This amendment, subject to stockholder approval at the Annual Meeting, is being made to increase the number of shares of Common Stock reserved for issuance under the 1996 Plan from 1,000,000 shares to a number equal to 10.0% of the number of shares of Common Stock outstanding from time to time. Pursuant to the 1996 Plan, at March 31, 1998, options to purchase 2,096,125 shares were outstanding, 35,000 restricted shares had been issued and 14,875 shares had been issued upon option exercises. The outstanding options included options to purchase 1,275,750 shares which are subject to approval of the proposed amendment. Giving effect to the proposed amendment, 190,924 shares would be available for issuance under the 1996 Plan at March 31, 1998. The amendment also provides that the maximum number of incentive stock options that may be granted pursuant to the 1996 Plan is 2,000,000. The proposed amendment is set forth as Exhibit A to this Proxy Statement.

DESCRIPTION OF THE 1996 PLAN

  The 1996 Plan provides for the granting of any of the following awards ("Employee Awards") to eligible employees of the Company and its subsidiaries:
(i) stock options which do not constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, ("nonqualified stock options"); (ii) incentive stock options; (iii) restricted shares; and (iv) performance units. The 1996 Plan is intended to provide incentives and rewards to employees for their contributions to the Company's business and to associate the interests of employees with those of the Company's stockholders.

  The 1996 Plan is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). In administering the 1996 Plan, the Committee will determine, among other things: (i) the individuals to whom grants of Employee Awards will be made; (ii) the type and size of Employee Awards; (iii) the terms of an Employee Award including, but not limited to, a vesting schedule, exercise price, restriction or performance criteria, and the length of any relevant performance and restriction or option period. The Committee may also construe, interpret and correct defects, omissions and inconsistencies in the 1996 Plan.

  The Common Stock subject to the 1996 Plan is authorized but unissued shares. Before giving effect to the proposed amendment described below, the 1996 Plan provided that 1,000,000 shares of Common Stock would be available for grant of Employee Awards. The total number of shares of Common Stock with respect to which stock options may be granted to any individual over the term of the 1996 Plan may not exceed 40.0% of the total shares authorized for the 1996 Plan. The total number of shares of Common Stock available for awards of restricted stock is 20.0% of the total shares authorized under the 1996 Plan. Pursuant to the 1996 Plan, the number and kind of shares to which Employee Awards are subject may be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassification, recapitalization, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchange of shares and certain distributions, and repurchases, of shares.

  Stock Options. The Committee may grant stock options to eligible employees in the form of an incentive stock option or a nonqualified stock option. The exercise period for any stock option will be determined by the Committee at the time of grant but may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a "Ten-Percent Stockholder" as defined in the 1996 Plan). The exercise price per share of Common Stock covered by a stock option may not be less than 100.0% of the fair market value of a share of Common Stock on the date of grant (110.0% in the case of an incentive stock option granted to a Ten-

Percent Stockholder). The exercise price is payable, at the Committee's discretion, in cash, in shares of already owned Common Stock or in any combination of cash and shares. Stock options will become exercisable in installments as determined by the Committee and as set forth in the optionee's option agreement. Each option grant may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable.

  If a participant's employment terminates by reason of death or disability, any outstanding stock options will vest fully and be exercisable at any time within two years following the date of death or disability (but in no event beyond the stated term of the option). Upon an optionee's retirement, stock options will be exercisable at any time prior to the end of the stated term of the stock option or two years following the retirement date in the case of non-qualified stock options and 90 days following the retirement date in the case of incentive stock options, whichever is the shorter period, but only to the extent the stock options are exercisable at retirement. Upon termination for any other reason other than for cause, any previously vested stock options will be exercisable for the lesser of 90 days or the balance of the stock option's stated term. In the event of termination for cause, all options, whether or not exercisable, will terminate.

  Restricted Stock. Subject to the limitations of the 1996 Plan, the Committee may grant restricted stock to eligible employees. Restricted stock awards are shares of Common Stock that are subject to restrictions on transfer or other incidents of ownership where the restrictions lapse based solely on continued employment with the Company for specified periods or based on the attainment of specified performance standards in either case, as the Committee may determine. The Committee will determine all terms and conditions pursuant to which restrictions upon restricted stock will lapse. At the discretion of the Committee, certificates representing shares of restricted stock will be deposited with the Company until the restriction period ends. Grantees of restricted stock will have all the rights of a stockholder with respect to the restricted stock and may receive dividends, unless the Committee determines otherwise. Dividends may, at the discretion of the Committee, be deferred until the restriction period ends and may bear interest if the Committee so determines.

  If a grantee's employment terminates by reason of death or disability prior to the expiration of the restriction period applicable to any restricted shares then held by the grantee, all restrictions pertaining to such shares immediately lapse. Upon termination for any other reason, all restricted shares are forfeited.

  Performance Units. The Committee may grant performance units to eligible employees. Each performance unit will specify the performance goals, the performance period and the number of performance units granted. The performance period will be not less than one year, nor more than five years, as determined by the Committee. Performance Goals are those objectives established by the Committee which may be expressed in terms of earnings per share, price of the Common Stock, pre-tax profit, net earnings, return on equity or assets, revenues or any combination of the above. Performance goals may relate to the performance of the Company, a subsidiary, a division or other operating unit of the Company. Performance goals may be established as a range of goals if the Committee so desires.

  If the Committee determines that the performance goals have been met, the grantee will be entitled to the appropriate payment with respect thereto. At the option of the Committee, payment may be made solely in shares of Common Stock, solely in cash, or a combination of cash and shares of Common Stock.

  Change in Control. Generally, in the event of a "change in control" (as defined in the 1996 Plan) of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, if provided in an optionee's agreement, the optionee will be permitted to sell the option to the Company generally for an amount equal to the excess of (x) the fair market value over (y) the per share exercise price for such shares under the stock option. In addition, all restrictions on restricted stock lapse upon a change in control and outstanding performance units become fully vested and payable in an amount equal to the greater of: (i) the maximum amount payable under the performance unit multiplied by a percentage equal to the percentage that would have been earned assuming the rate at which the performance goals have been achieved as of the date of the change in control would have continued until the end of the performance cycle; or (ii) the maximum amount payable multiplied by the percentage of the performance cycle completed at the time of the change in control.

  Amendments and Termination. The Board may at any time terminate and, from time to time, may amend or modify the 1996 Plan; provided, however, that no amendment may impair the rights of a participant with respect to outstanding Employee Awards without the participant's consent. Any such action of the Board may be taken without the approval of the Company's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation. The 1996 Plan will terminate ten years from its effective date.

DESCRIPTION OF PROPOSED AMENDMENT TO 1996 PLAN

  The proposed amendment to the 1996 Plan would change the number of shares authorized for issuance from a fixed number of shares to a number based on a percentage of the number of shares of Common Stock outstanding from time to time. Pursuant to the proposed amendment, the number of shares authorized for issuance under the 1996 Plan would equal 2,336,924 (being an amount equal to 10.0% of the Company's outstanding shares on the date the Board of Directors approved the amendment) plus 10.0% of any increase in the number of authorized and issued shares of Common Stock in excess of 23,369,237 shares (other than any increase due to shares issued pursuant to the 1996 Plan or the Directors
Plan). If the total number of shares of Common Stock outstanding were to increase, the number of shares issuable under the 1996 Plan would automatically increase to equal 10.0% of the total shares of Common Stock outstanding. At March 31, 1998, the proposed amendment would increase to 2,336,924 the number of shares available for issuance under the 1996 Plan as of that date. In addition, the proposed amendment provides that the maximum number of shares of Common Stock with respect to which incentive stock options may be granted pursuant to the 1996 Plan is 2,000,000.

  The Board of Directors believes that this approach to determining shares of Common Stock available under the 1996 Plan is superior to the approach currently employed (fixing a specific number of shares issuable under the 1996
Plan). The Board believes that providing for an "evergreen" pool of shares available to satisfy outstanding stock options will ensure that there is an appropriate number of shares available under the 1996 Plan at any particular time. The Company has in the past utilized stock options as a significant element of compensation of the named executive officers and other key employees. Basing availability under the 1996 Plan on the Company's outstanding shares will allow the 1996 Plan to be reflective of the size and growth of the Company. For example, if the Company grows through acquisitions that involve the issuance of Common Stock, availability under the 1996 Plan will correspondingly increase. Among other things, this approach is expected to provide the Company with greater flexibility when entering into appropriate compensation arrangements with management of any acquired companies.

  The Board believes that the proposed amendment to the 1996 Plan will preserve the intended benefits of the 1996 Plan by validating the outstanding options granted subject to stockholder approval and providing that executives and other eligible employees may continue to receive such options subject to the limitations of the 1996 Plan. Without such an amendment, the Company would be unable to grant additional stock-based incentives under the 1996 Plan. The Board believes that it is appropriate to provide a mechanism for regularly replenishing the number of shares available under the 1996 Plan.

  In the event that the Merger is consummated, the 1996 Plan will terminate as of the effective time of the Merger. The Merger Agreement provides that at the effective time of the Merger, outstanding options will be canceled in exchange for the right to receive a cash payment from the Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the price per share to be paid pursuant to the Merger over (y) the exercise price per share of Common Stock subject to the option, multiplied by (ii) the number of shares of Common Stock with respect to which the option has not previously been exercised. Notwithstanding the foregoing, certain options held by management ("Rollover Options"), will not be canceled pursuant to the Merger. The Rollover Options will remain outstanding following the Merger as options to acquire shares of the Surviving Corporation.

FEDERAL INCOME TAX CONSEQUENCES

  Because tax results may vary due to individual circumstances, participants in the 1996 Plan are urged to consult their personal tax advisors regarding the tax consequences of awards or grants, or the sale of any shares received, under the 1996 Plan. The federal income tax consequences of awards under the 1996 Plan, as previously disclosed to stockholders, will not be impacted by the proposed amendment.

  Non-Qualified Stock Options. The granting of a non-qualified stock option does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price. The Company is entitled to a corresponding federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.

  Incentive Stock Options. In the case of an incentive stock option, an optionee will not recognize any taxable income at the time of grant and the Company will not be entitled to a federal income tax deduction. No income will be recognized by an optionee at the time of exercise of the incentive stock option. If the optionee holds the shares acquired upon exercise of the incentive stock option for at least two years from the date of grant of the incentive stock option and at least one year from the date of exercise, the optionee would realize taxable long-term capital gain or loss upon a subsequent sale of the shares at a price different from the option price. If the foregoing holding period is met, no deduction would be allowed to the Company for federal income tax purposes at any time. If, however, the optionee disposes of the shares prior to satisfying the required holding period, generally (1) the optionee would realize ordinary income in the year of such disposition in an amount equal to the difference between (a) the fair market value of such shares on the date of exercise or (b) the sales price, whichever is less, and the option price; (2) the Company would be entitled to a deduction for such year in the amount of the ordinary income so realized; and
(3) the optionee would realize capital gain in an amount equal to the difference between (a) the amount realized upon the sale of the shares and (b) the option price plus the amount of ordinary income, if any, realized upon the disposition.

  Restricted Stock. In the absence of an election ("Section 83(b) Election") under section 83(b) of the Internal Revenue Code of 1986, as amended, a participant who receives restricted stock will recognize no income at the time of issuance. When the restriction period expires with respect to shares of restricted stock, a participant will recognize ordinary income equal to the fair market value of the shares as of the date the restrictions expire over the amount paid for such shares (if any). The participant's basis for the shares is equal to the amount paid (if any) plus the ordinary income recognized, and the holding period begins just after the restriction period ends. An employee may, however, make a Section 83(b) Election to include in income in the year of purchase or grant the excess of the fair market value of the shares (computed without regard to the restrictions) on the date of purchase or grant over their purchase price. The Company will be entitled to a deduction in the same year and in the same amount as income is recognized by the participant. If a Section 83(b) Election is made, a participant's basis for the shares will be the amount paid for the shares, if any, plus the ordinary income recognized.

  Performance Units. Generally, performance units granted to a participant will be taxable to the participant in the amount of cash and the fair market value of shares received. The Company will be entitled to a deduction for such amount at the time it is includible in the income of the participant.

  The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the proposed amendment to the 1996 Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1996 PLAN. Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendment, unless otherwise specified on the proxy.

  3. PROPOSAL TO ADOPT AMENDMENT TO THE COMPANY'S NON-EMPLOYEE DIRECTORS 1996
                             STOCK INCENTIVE PLAN

  The Board of Directors has adopted, and recommends that stockholders ratify and approve, an amendment to the Company's 1996 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"). This amendment would be made to increase (i) the annual option grant to non-employee Directors from 1,000 to 5,000 and to the Chairman of the Board from 1,000 to 10,000; and (ii) the number of shares of Common Stock available for issuance pursuant to the Directors Plan from 250,000 to 350,000. The proposed amendment is set forth as Exhibit B to this Proxy Statement.

  Directors not employed by the Company receive options to purchase shares of Common Stock pursuant to the Directors Plan. The Directors Plan was originally adopted in June 1996. The Directors Plan provided for an initial, one-time grant of 5,000 and 20,000 restricted shares of Common Stock to each non-employee Director and the Chairman of the Board, respectively, as of the date of the IPO (the "Initial Grant Date"). The restrictions on all such shares lapse in two equal annual installments beginning the first anniversary of their date of grant.

  The Directors Plan also provided for an initial, one time grant on the Initial Grant Date of options to purchase 10,000 shares of Common Stock at the initial public offering price of $10 per share to each non-employee Director and an option to purchase 80,000 shares at the initial public offering price to the Chairman of the Board (the "Initial Grants"). Each new non-employee director will be granted options to purchase 10,000 shares of Common Stock on the date of his or her election. On July 18, 1997, the Company, subject to stockholder approval, issued to each of the Company's non-employee Directors, options to purchase 5,000 shares of Common Stock (10,000 shares in the case of the Chairman of the Board).

  The Initial Grants were at an exercise price equal to the initial public offering price. Thereafter, all options have been and will be granted at the fair market value of the Common Stock on the date of grant. All options granted under the Directors Plan become exercisable in four equal annual installments, beginning on the first anniversary of such option's date of grant. All such options expire on the tenth anniversary of their date of grant.

  Generally, in the event of a "change in control" (as defined in the Directors Plan) of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, the optionee will be permitted to sell the option to the Company generally for an amount equal to the excess of (i) the fair market value over (ii) the per share exercise price for such shares under the stock option.

  The Board may at any time terminate and, from time to time, may amend or modify the Directors Plan; provided, however, that no amendment may impair the rights of a participant with respect to outstanding options without the optionee's consent. Any such action of the Board may be taken without the approval of the Company's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation. The Directors Plan will terminate ten years from its effective date.

  Because tax results may vary due to individual circumstances, participants in the Directors Plan are urged to consult their personal tax advisors regarding the tax consequences of awards or grants, or the sale of any shares received, under the Directors Plan. The federal income tax consequences of awards under the Directors Plan, as previously disclosed to stockholders, will not be impacted by the proposed amendment.

  The options granted pursuant to the Directors Plan are non-qualified stock options. The granting of a non-qualified stock option does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price. The Company is entitled to a corresponding federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.

  The ratification and approval of the proposed amendment to the Directors Plan would increase: (i) the annual option grant to non-employee Directors from 1,000 to 5,000 and to the Chairman of the Board from 1,000 to 10,000; and (ii) the number of shares of Common Stock available for issuance pursuant to the Directors Plan from 250,000 to 350,000. At March 31, 1998 and giving effect to the proposed amendment, options to purchase 165,000 shares of Common Stock were outstanding, 45,000 restricted shares had been issued and 140,000 shares remained available for issuance. The proposed amendment would validate the outstanding options granted subject to stockholder approval. Management believes that the proposed amendment would enhance the Company's ability to attract and retain the services of talented non-employee Directors who are essential to the Company's growth and financial success.

  In the event that the Merger is consummated, the Directors Plan will terminate as of the effective time of the Merger. The Merger Agreement provides that at the effective time of the Merger, outstanding options will be canceled in exchange for the right to receive a cash payment from the Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the price per share to be paid pursuant to the Merger over (y) the exercise price per share of Common Stock subject to the option, multiplied by (ii) the number of shares of Common Stock with respect to which the option has not previously been exercised.

  The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the proposed amendment to the Directors Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE DIRECTORS PLAN. Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendment, unless otherwise specified on the proxy.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers and persons who own more than 10.0% of the Company's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 1997 except that (a) Messrs. Mulloy, Schoepf and Wesley each filed an amended Form 5 after its due date to report additional options to purchase shares of Common Stock granted on December 31, 1997; (b) Mr. Schoepf reported on his amended Form 5 additional options to purchase shares of Common Stock granted on April 1, 1997; and (c) Mr. Ladt filed an amended Form 5 after its due date to report his beneficial ownership through a partnership of certain shares of Common Stock.

                             INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP, Louisville, Kentucky, has been retained by the Company as independent auditors to audit the financial statements of the Company. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder proposal intended to be presented at the next Annual Meeting of Stockholders must be received by the Company by December 19, 1998 in order to be considered for inclusion in the Company's proxy materials for such meeting.

                                 OTHER MATTERS

  The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment in such matters.

                                          By Order of the Board of Directors,

                                          LOGO
                                          W. Patrick Mulloy, II
                                          Chief Executive Officer, President
                                           and
                                          Director

Louisville, Kentucky
May 4, 1998

                                                                      EXHIBIT A

                             PROPOSED AMENDMENT TO
                            ATRIA COMMUNITIES, INC.
                      1996 STOCK OWNERSHIP INCENTIVE PLAN

(a) The first sentence of Section 4.1 of the Plan is hereby deleted and the following substituted in its place:

  "Subject to adjustment as provided in Section 4.3, the number of Shares reserved for issuance upon the exercise of Awards and the payment of benefits in connection with Awards is 2,336,924 Shares (being an amount equal to 10% of the Company's issued and outstanding Shares on the date hereof), plus 10% of any increase (other than any increase due to Shares issued pursuant to the Plan or the Atria Communities, Inc. Non-Employee Directors 1996 Stock Incentive Plan) in the number of authorized and issued Shares in excess of 23,368,237 Shares."

(b)Section 6.1 of the Plan is hereby amended by adding at the end thereof the following:

  "Notwithstanding anything herein to the contrary, the maximum number of Shares with respect to which ISOs may be granted under the Plan shall not exceed 2,000,000 Shares."

                                                                      EXHIBIT B

                             PROPOSED AMENDMENT TO
                            ATRIA COMMUNITIES, INC.
               NON-EMPLOYEE DIRECTORS 1996 STOCK INCENTIVE PLAN

(a)Section 3.3 of the Plan is hereby deleted and the following substituted in its place:

  "3.3 Additional Option Grants. On July 18, 1997, and each anniversary of that date hereafter, each Non-Employee Director, other than the Chairman of the Board of the Company, shall automatically be granted an Option to purchase 5,000 Shares, and the Chairman of the Board of the Company shall be automatically granted an Option to purchase 10,000 Shares, provided that
  (i) such Non-Employee Director shall have continually served as a director of the Company for the nine-month period prior to the date of the Option grant and (ii) the number of Shares available for grant under the Plan is sufficient to permit such automatic grant."

(b) Article 4 of the Plan is hereby amended by deleting the number "250,000" and substituting therefor the number "350,000".

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            ATRIA COMMUNITIES, INC.
                            501 SOUTH FOURTH AVENUE
                                   SUITE 140
                          LOUISVILLE, KENTUCKY 40202
                    PROXY -- ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a stockholder of ATRIA COMMUNITIES, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints W. PATRICK MULLOY, II and J. TIMOTHY WESLEY, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Seelbach Hotel, 500 South Fourth Avenue, Louisville, Kentucky, on Tuesday, May 26, 1998, at 9:00 A.M. (E.D.T.) and at any adjournment thereof.

     The undersigned hereby instructs said proxies or their substitutes:

     1.   ELECTION OF DIRECTORS
          NOMINEES:  William C. Ballard Jr.
                     Peter J. Grua
          [ ]   For the above-named nominees.
          [ ]   Withhold authority to vote for the above-named nominees.
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:)


     ----------------------------------------------------------------------


     2. AMENDMENT TO THE ATRIA COMMUNITIES, INC., 1996 STOCK OWNERSHIP INCENTIVE PLAN: To approve an amendment increasing the number of shares and incentive stock options available for issuance under the plan.

              [ ]   FOR         [ ]  AGAINST        [ ]  ABSTAIN

     3. AMENDMENT TO THE ATRIA COMMUNITIES, INC., NON-EMPLOYEE DIRECTORS 1996 STOCK INCENTIVE PLAN: To approve an amendment increasing (i) the annual option grant to non-employee Directors and the Chairman of the Board, and (ii) the number of shares available for issuance under the plan.

              [ ]   FOR         [ ]  AGAINST        [ ]  ABSTAIN

     4. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the Annual Meeting.

        This proxy, when properly executed, will be voted in accordance with any directions hereinbefore given. Unless otherwise specified, this proxy will be voted FOR the nominees named in Item 1 and FOR the Proposals set forth in Items 2, 3 and 4. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

        The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 4, 1998, and a copy of the Company's Annual Report for the fiscal year ended December 31, 1997.

                                        Please sign exactly as name appears on
                                        label. If shares are held by joint
                                        tenants, all parties in the joint
                                        tenancy must sign. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, state capacity.
                                        If executed by a corporation, the proxy
                                        should be signed by a duly authorized
                                        officer. If a partnership, please sign
                                        in partnership name by authorized
                                        person.


                                        ---------------------------------------
                                        Signature                 Date



                                        ---------------------------------------
                                        Signature                 Date